Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Ocean Capital Acquisition Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities and Carry Forward Securities

	Security Type(1)	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees Previously Paid	Equity	Units, each consisting of one Ordinary Share, $0.0001 par value, and one Right to receive one-seventh (1/7) of one Ordinary Share upon the consummation of an initial business combination(2)	457(a)	6,900,000	$10.00	$69,000,000	0.0001531	$10,563.90
Fees to be Paid		Units, each consisting of one Ordinary Share, $0.0001 par value, and one Right to receive one-seventh (1/7) of one Ordinary Share upon the consummation of an initial business combination(2)	457(a)	4,600,000	$10.00	$46,000,000	0.0001381	6,352.60
Fees Previously Paid	Equity	Ordinary Shares included as part of the Units(3)	457(g)(4)	6,900,000	-	-	-	-
Fees Previously Paid	Equity	Rights included as part of the Units(3)	457(g) (4)	6,900,000	-	-	-	-
Fees Previously Paid	Equity	Ordinary Shares underlying the Rights included as part of the Units(3)	457(a)	690,000	$10.00	$6,900,000	0.0001531	$1,056.39
Fees to be Paid	Equity	Ordinary Shares underlying the Rights included as part of the Units(3)	457(a)	610,000	$10.00	6,100,000	0.0001381	842.21
Fees Previously Paid	Equity	Representative Shares	457(a)	69,000	$10.00	$690,000	0.0001531	$105.64
Fees Previously Paid	Equity	Representative Shares	457(a)	42,250	$10.00	$422,500	0.0001381	$58.35
Fees to be Paid	Equity	Representative Shares(6)	457(a)	58,750	$10.00	$587,500	0.0001381	81.13
Fees Previously Paid	Equity	Ordinary Shares underlying the Rights included as part of the Units(3)	457(a)	295,715	$10.00	$2,957,150	0.0001381	$408.38
		Total Offering Amounts				132,657,150		$19,468.60
		Total Fees Previously Paid						$12,192.66
		Total Fee Offsets						$-	(5)
		Net Fee Due						$7,275.94

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Includes 1,500,000 units, consisting of 1,500,000 ordinary shares and 1,500,000 rights, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any. An additional 4,600,000 Units are being registered in connection with the upsized offering, for a total of 11,500,000.

(3)	An additional 610,000 ordinary shares underlying the rights are being registered in connection with the upsized offering, for a total of 1,500,000, which also includes the 150,000 private units if the underwriters’ over-allotment option is exercised in full. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be offered or issued to prevent dilution resulting from share subdivisions, stock dividends, or similar transactions.

(4)	No fee pursuant to Rule 457(g) under the Securities Act.

(5)	Represents the total of the fee offsets claimed pursuant to Rule 457(p) under the Securities Act for the portion of registration fee previously paid with respect to the unsold securities of the Registrant, as set forth in Table 2.

(6)	An additional 58,750 shares Representative shares are being registered in connection with the upsized offering, for a total of 170,000.